Exhibit 4.2

EMBARQ CORPORATION

EMPLOYEE STOCK PURCHASE PLAN

1. Purpose

The purpose of this Employee Stock Purchase Plan is to encourage and enable Eligible Employees of Embarq Corporation (“Embarq”), a Delaware corporation, and its Participating Subsidiaries to acquire proprietary interests in Embarq through the ownership of Common Stock and to establish a closer identification of their interests with those of Embarq. The Plan is intended to provide such Eligible Employees with another and more direct means of participating in the growth and earnings of Embarq which, in turn, will provide motivation for such Employees to remain in the employ, and to give greater effort on behalf, of Embarq. It is the intention of Embarq to have the Plan qualify as an “employee stock purchase plan” under Code Section 423. The provisions of the Plan shall, accordingly, be construed so as to extend and limit participation in a manner consistent with the requirements of that Code section.

2. Definitions

The following words or terms, when used herein, shall have the following respective meanings:

(a) “Account” means the funds accumulated with respect to an individual Participant as a result of deductions from his paycheck for the purpose of purchasing Common Stock under this Plan. The funds allocated to a Participant’s Account shall remain the property of the respective Participant at all times but may be commingled with the general funds of Embarq.

(b) “Board” means the Board of Directors of Embarq.

(c) “Code” means the Internal Revenue Code of 1986, as amended.

(d) “Committee” means the Compensation Committee of the Board unless the Board designates another committee consisting of three or more Board members who are not eligible to participate in this Plan.

(e) “Compensation” means compensation, as such term is defined from time to time in the Sprint Retirement Savings Plan for the Local Telecommunications Division for purposes of Pre-Tax Contributions (as defined in such plan) without regard to any limitations imposed by such plan under Code Section 401(a)(17).

(f) “Date of Grant” means, with respect to each quarterly Offering under the Plan, the first business day of each calendar quarter. A different date may be set by resolution of the Board.

(g) “Date of Exercise” means the date on which Options shall be deemed exercised, which shall be the last business day of each quarterly Offering. Different Dates of Exercise may be set at or before the Date of Grant by resolution of the Board, but in no event may the Date of Exercise be later than the maximum option term permitted under Code Section 423(b)(7).

(h) “Eligibility Period” means, for each quarterly Offering, the period beginning on the fourteenth (14th) day before the end of the month immediately preceding the Offering and ending on the Date of Grant.

(i) “Eligible Employee” or “Employee” means all persons who are, continuously during an Eligibility Period, regularly employed for at least twenty (20) hours per week by Embarq or a Participating Subsidiary; provided, however, that persons whose customary employment with Embarq or a Participating Subsidiary is for not more than five months in any calendar year shall not be an “Employee” or an “Eligible Employee” as those terms are used herein; and provided further that the Committee may determine, as to any Offering under this Plan, that the Offering will not be extended to highly compensated employees (within the meaning of Code Section 414(q)). An individual who is on sick leave or other approved leave during the Eligibility Period for an Offering, but who would otherwise be an Eligible Employee, may enroll in the Offering under the Plan; provided, however, if on any day during that Offering the individual’s leave has exceeded a period of ninety (90) days and the individual’s right to reemployment is not guaranteed either by statute or by contract, the individual’s participation in the Plan shall be cancelled. If an individual receives a hardship withdrawal distribution from one of the Code Section 401(k) plans maintained by Embarq or a Participating Subsidiary, the individual’s participation in the Plan is automatically terminated. Also, the individual will not be permitted to enroll in a quarterly Offering if the individual has taken a 401(k) hardship withdrawal distribution within the six-month period before the Date of Grant.

(j) “Embarq” means Embarq Corporation, a Delaware corporation, or its successor.

(k) “ESPP Broker” shall have the meaning assigned in Section 13(a).

(l) “Fair Market Value” means (i) the average of the high and low prices of the applicable Common Stock for composite transactions as published by The Wall Street Journal for the date in question or, if no trade of such Common Stock so published shall have been made on that date, the next preceding date on which there was a trade of such Common Stock so published or, (ii) if so determined by the Committee, for the purpose of determining the Option Price per Share on the Date of Exercise, an average selling price during a period specified by the Committee that is within thirty (30) days before the Date of Exercise, provided that the commitment to utilize such method must be irrevocable prior to the Date of Grant of the Option to which such method relates.

(m) “Offering” means an offering of Common Stock made under the Plan, as determined from time to time by the Board. In establishing an Offering, the Board shall specify the Participating Subsidiaries that will participate in the Offering and the number of Shares that may be issued in the Offering. It is intended that Offerings will be made each calendar quarter.

(n) “Option” or “Options” means the right or rights granted to Eligible Employees to purchase Common Stock under an Offering made under this Plan.

(o) “Option Price” shall mean the per Share purchase price at which a Participant is eligible to purchase one or more Shares on the Date of Exercise, and which shall be as of each Date of Exercise, 90% of the Fair Market Value on such date.

(p) “Participant” means an Eligible Employee who has enrolled in the Plan pursuant to Section 5.

(q) “Participating Subsidiary” means a Subsidiary, the Eligible Employees of which are authorized to participate in this Plan.

(r) “Plan” means this Embarq Corporation Employee Stock Purchase Plan.

(s) “Plan Administrator” means the individual or individuals appointed under Section 4 to carry out certain administrative duties with respect to the Plan.

(t) “Purchase Period” means, with respect to each quarterly Offering under the Plan, the period from and including the first business day of each calendar quarter through the last business day of such calendar quarter. A different Purchase Period may be set by resolution of the Board. The Purchase Period relates to the period during which payroll deductions for payment for Common Stock purchased under an Offering under this Plan are made.

(u) “Shares,” “Stock” and “Common Stock” mean shares of any class of common stock of Embarq.

(v) “Short Term Incentive Payout” means cash Compensation paid during an Offering under the Embarq Corporation Short-Term Incentive Plan.

(w) “Subscription Period” means, with respect to each quarterly Offering under the Plan, the period of time beginning on the first business day of the calendar quarter preceding such Offering and ending on the fourteenth (14th) day before the end of the calendar quarter preceding such Offering (or the next preceding business day if the 14th day before the end of the calendar quarter occurs on a weekend or holiday). A different Subscription Period may be set by resolution of the Board.

(x) “Subsidiary” means a corporation, domestic or foreign, of which not less than 50% of the voting securities are held by Embarq or by a Subsidiary of Embarq whether or not such corporation now exists or is hereafter organized or acquired by Embarq or a Subsidiary.

3. Number of Shares Under the Plan

A total of 850,000 shares of Common Stock may be sold to Eligible Employees under this Plan. The Shares sold under the Plan may be newly issued Shares or may be Shares purchased for the Plan on the open market or from private sources, at the option of Embarq. Such Shares may be sold pursuant to one or more Offerings under the Plan. With respect to each Offering, the Board will specify the Participating Subsidiaries for the Offering and such other terms and conditions not inconsistent with this Plan as may be necessary or appropriate.

In the event of any reorganization, recapitalization, stock split, stock dividend, combination of shares, merger, consolidation, offerings of rights, or any other change in corporate structure affecting the Common Stock, the Board may make such adjustment, if any, as it may deem appropriate in the number, kind, and Option Price of Shares available for purchase under the Plan, and in the number of Shares which a Participant is entitled to purchase.

4. Administration of the Plan

This Plan shall be administered by the Committee. The Committee is vested with full authority to make, administer and interpret such rules and regulations regarding this Plan as it may deem advisable. Its determinations as to the interpretation and operation of this Plan shall be final and conclusive.

To aid in administering the Plan, the Board or the Committee shall appoint a Plan Administrator and shall allocate to the Plan Administrator certain limited responsibilities to carry out the directives of the Board or Committee in all phases of the administration of the Plan.

Embarq will pay all expenses incident to establishing and administering the Plan and purchasing or issuing Shares.

5. Participation; Payroll Deductions

(a) An Eligible Employee may become a Participant by enrolling during the Subscription Period in the manner prescribed by the Plan Administrator.

(b) As part of his enrollment, the Participant shall elect to have deductions made from his pay on each payday during the Purchase Period so long as he is a Participant in an Offering. Payroll deductions shall be made at a percentage (in whole numbers) of his Compensation, up to a maximum of 20% of Compensation. In addition, a Participant may affirmatively elect, as part of his enrollment, that no deduction be made under the Plan from any Short Term Incentive Payout. Payroll deductions in excess of the percentage designated by a Participant is permitted in order to adjust for delays or mistakes in the processing of enrollments. If a Participant’s pay on any payday is insufficient, after all other payroll deductions, to withhold the percentage of Compensation elected by such Participant, the deduction for this Plan shall be the amount of pay remaining after such other payroll deductions are taken.

(c) Payroll deductions for a Participant shall commence with the first payday in a Purchase Period and shall end with the last payday during the Purchase Period or until the Participant terminates employment or terminates his participation in the Offering as provided in Section 8.

(d) All payroll deductions made for a Participant shall be credited to his Account under the Plan. A Participant may not make any separate cash payment into such Account nor may payment for Shares be made other than by payroll deduction.

(e) A Participant may discontinue his participation in an Offering as provided in Section 8, but may not otherwise alter the rate of his payroll deductions for that Offering.

6. Granting of Option

On the Date of Grant for an Offering, this Plan shall be deemed to have granted to each Participant an Option for as many full Shares as he will be able to purchase with the payroll deductions credited to his Account during the Purchase Period for that Offering. Notwithstanding the foregoing, (i) no Participant may purchase more than 15,000 shares of Common Stock during any calendar year, and with respect to any one calendar quarter, no Participant may purchase more than 15,000 shares of Common Stock reduced by the number of shares of Common Stock purchased in all prior quarters during such calendar year; (ii) no Participant shall be granted an Option to purchase Shares under this Plan if such Participant, immediately after such Option is granted, owns Stock (applying the rules of Code Section 424(d) and treating stock subject to any option (whether or not taxable under Code Section 421) held by a Participant as owned by the Participant) possessing five percent or more of the total combined voting power or value of all classes of stock of Embarq or of any of its Subsidiaries; and (iii) no Participant may be granted an Option to purchase Shares which permits his rights to purchase stock of all classes of Common Stock under all employee stock purchase plans of Embarq to accrue at a rate which exceeds in any one calendar year $25,000 of the Fair Market Value of the Stock determined as of the date the Option to purchase is granted.

If the total number of Shares for which Options are to be granted on any Date of Grant exceeds the number of Shares then available under the Plan (after deduction of all Shares for which Options have been exercised or are then outstanding), Embarq shall make a pro rata allocation of the Shares remaining available in as nearly a uniform manner as shall be practicable and as it shall determine to be equitable. In such event, the payroll deductions to be made pursuant to the authorizations thereof shall be reduced accordingly and each Participant affected thereby shall be given written notice of such reduction.

All Shares included in any Offering under this Plan in excess of the total number of Shares purchased in such Offering shall be available for inclusion in any subsequent Offering under this Plan.

7. Exercise of Option and Purchase of Shares

Each Participant who has sufficient funds in his Account on a Date of Exercise to purchase at least one full share of Common Stock shall be deemed to have exercised his Option on such date and shall be deemed to have purchased from Embarq such number of full shares of Common Stock reserved for the purpose of the Plan as the balance in his Account on the Date of Exercise will pay for at the Option Price for the Common Stock. Unless the Participant has terminated employment or participation in the Offering, the balance in his Account not used to purchase full shares of Common Stock shall be used for Option exercises on the Date of Exercise in the next Purchase Period.

8. Termination of Participation

A Participant may terminate participation in an Offering, in whole but not in part, at any time prior to the end of the Purchase Period for such Offering. To terminate participation, a Participant must deliver a notice to the Plan Administrator in the manner prescribed by such Plan Administrator. As soon as practicable after receipt of such notice, the Plan Administrator shall stop the Participant’s payroll deductions provided for in Section 5. The balance in the Participant’s Account shall be used for Option exercises on the next Date of Exercise. Any funds remaining in the Participant’s Account after such Option exercises will be paid to the Participant as soon as practicable after the Date of Exercise.

9. Termination of Employment

Upon termination of employment from Embarq or any Participating Subsidiary for any reason whatsoever, including but not limited to death or retirement, the balance in the Participant’s Account shall be paid to the Participant as soon as practicable after the date of such termination.

10. Automatic Re-enrollment

For each Offering, each Participant in an Offering who is still an Eligible Employee and is not subject to the limitations in Section 6(ii) or (iii) above shall automatically be re-enrolled in the next Offering at the same percentage of Compensation (and with the same election as to whether a deduction shall be made from any Short Term Incentive Payout) in effect on the last day of the Purchase Period immediately preceding such next Offering (if such an Offering is authorized by the Board). If the Participant wants to change his payroll deductions in the new Offering, he must re-enroll in the new Offering during the Subscription Period for the new Offering. If a Participant enrolled in a prior Offering does not want to participate in the new Offering, he must affirmatively elect not to participate in the new Offering during the Subscription Period for the new Offering.

Unless the Participant has terminated employment or participation in the Offering, the balance in the Participant’s Account at the end of an Offering not used to purchase Common Stock shall be used for Option Exercises on the next Date of Exercise. Upon termination of the Plan, the balances in each Participant’s Account not used to purchase Common Stock shall be refunded to him.

11. Interest

No interest will be paid or allowed on any money in the Accounts of Participants.

12. Rights to Purchase Shares Not Transferable

No Participant shall be permitted to sell, assign, transfer, pledge, or otherwise dispose of or encumber either the payroll deductions credited to his Account or any rights with regard to the exercise of an Option or to receive Shares under the Plan other than by will or the laws of descent and distribution, and such right and interest shall not be liable for, or subject to, the debts, contracts, or liabilities of the Participant. Any such action taken by the Participant shall be null and void.

13. Rights as Stockholder and Evidence of Stock Ownership

(a) A Participant will not become a stockholder, and will have no rights as a stockholder, with respect to Shares being purchased under this Plan until after his Option is exercised and the Shares have been issued by Embarq. Promptly following each Date of Exercise, the number of shares of Common Stock purchased by each Participant shall be deposited into an account established in the Participant’s name at a stock brokerage or other financial services firm designated by Embarq (the “ESPP Broker”).

(b) A Participant shall be free to undertake a disposition (as that term is defined in Code Section 424) of the Shares in his ESPP Broker account at any time, whether by sale, exchange, gift, or other transfer of legal title, but in the absence of such a disposition of the Shares, the Shares must remain in the Participant’s account at the ESPP Broker until the holding period set forth in Code Section 423(a) has been satisfied. With respect to Shares for which the Section 423(a) holding period has been satisfied, the Participant may move those Shares to another brokerage account of the Participant’s choosing.

(c) A Participant who is not subject to payment of U.S. income taxes may move his Shares to another brokerage account of his choosing, without regard to the satisfaction of the Section 423(a) holding period.

(d) While the Shares are held in the Participant’s ESPP Broker account, any cash dividends on the Shares will be deposited into the Participant’s ESPP Broker account.

14. Application of Funds

All funds received by Embarq in payment for Shares purchased under this Plan may be used for any valid corporate purpose.

15. Commencement of Plan

This Plan commenced on the 17th day of May, 2006.

16. Governmental Approvals or Consents; Amendments or Termination

This Plan and any Offering and sales to Eligible Employees under it are subject to any governmental approvals or consents that may be or become applicable in connection therewith.

The Plan shall terminate on the effective date of a merger or consolidation in which Embarq is not the surviving corporation, if such merger or consolidation is not between or among corporations related to Embarq. If such event occurs during a Purchase Period for an Offering, the last Date of Exercise shall be the last such date occurring prior to the date of termination of the Plan. Any payroll deductions placed in a Participant’s Account after such last Date of Exercise will be refunded to the Participant.

The Board may terminate the Plan or make such changes in the Plan and include such terms in any Offering under this Plan as may be necessary or desirable, in the opinion of Counsel for Embarq, to comply with the rules or regulations of any governmental authority, or to be eligible for tax benefits under the Code or the laws of any state, or for any other reason provided that no termination or amendment may adversely affect the rights of any Participant in any Offering already commenced, nor may any amendment require the sale of more Shares than are authorized without prior approval of Embarq’s stockholders.

17. Notices

All notices or other communications by a Participant to Embarq under or in connection with the Plan shall be deemed to have been duly given when received in the form specified by Embarq at the location, or by the person, designated for the receipt thereof.